EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

KAR Completes Acquisition of BacklotCars

Accelerated Integration to Deliver Enhanced Digital Dealer-to-Dealer Offering

CARMEL, Ind. – Nov. 12, 2020 – KAR Auction Services, Inc., d/b/a/ KAR Global (NYSE: KAR) has completed the acquisition of BacklotCars, Inc. The addition of BacklotCars supplements the company’s suite of leading digital marketplaces, including TradeRev, ADESA.com and OPENLANE, North America’s largest private label platform for exclusive off-lease inventory. BacklotCars also deepens the company’s footprint in key strategic markets while anchoring continued expansion into new geographies to meet dealer demand.

“We are laser-focused on providing dealers with the most efficient, convenient and economically advantageous digital marketplaces to sell and source inventory,” said Peter Kelly, president of KAR Global. “BacklotCars is one of the fastest-growing dealer-to-dealer platforms in the country, and TradeRev’s growth continued to accelerate through the third quarter. Combine that strong momentum with the buyer-base, technology, analytic capabilities and expertise from ADESA and across the KAR platform, and I think you’ve got a pretty compelling solution for any dealer in any market.”

In recent months, KAR has evolved to a 100% digital model, and the addition of BacklotCars further advances the company’s digital transformation strategy. BacklotCars’ 24/7 “bid-ask” marketplace format complements the flexible buying and selling options already available at ADESA, including Simulcast+SM, the industry’s first fully automated auction platform launched earlier this year. BacklotCars’ customers will also now benefit from ADESA’s network of 74 facilities where the company has invested heavily to streamline and digitize its storage, inspection, remarketing and reconditioning operations.

“There is so much energy and excitement around this combination with our employees and with our customers,” said Justin Davis, co-founder and president of BacklotCars. “I’m proud of what the BacklotCars team has built and the thousands of strong dealer partnerships we’ve developed over the past six years. And I can’t wait to introduce the innovation, power and fierce entrepreneurial spirit of KAR Global to our culture, our products and our customer base.”

Davis will report to Kelly, and as previously reported, BacklotCars co-founders Josh Parsons, Ryan Davis, and Fabricio Solanes will also remain with the company. Though the companies are actively integrating, there are no immediate changes to either company’s product offerings, pricing or customer agreements.

“We’re committed to a disruption-free integration for our customers and advancing BacklotCars’ vision of making wholesale easy so that dealers can be more successful,” said Kelly. “We are excited to be part of that vision and to bring the BacklotCars offering to more dealers across the United States.”

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KAR Contacts
Media Inquiries:	Analyst Inquiries:
Stephanie Freeman	Mike Eliason
(317) 619-9515	(317) 249-4559
stephanie.freeman@karglobal.com	mike.eliason@karglobal.com

About KAR
KAR Auction Services, Inc. d/b/a KAR Global (NYSE: KAR), provides sellers and buyers across the global wholesale used vehicle industry with innovative, technology-driven remarketing solutions. KAR Global’s unique end-to-end platform supports whole car, financing, logistics and other ancillary and related services, including the sale of nearly 3.8 million units valued at approximately $40 billion through our auctions in 2019. Our integrated physical, online and mobile marketplaces reduce risk, improve transparency and streamline transactions for customers in more than 80 countries. Headquartered in Carmel, Indiana, KAR Global has employees across the United States, Canada, Mexico, U.K. and Europe. For more information and the latest KAR Global news, go to www.karglobal.com and follow us on Twitter @KARspeaks.